Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 6, 2015

NW Natural to Proceed With North Mist Expansion Project Permitting

PORTLAND, Ore. - Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), announced today that it has received approval from Portland General Electric (PGE) to move forward with the permitting and land acquisition work required for NW Natural to provide no-notice underground gas storage services for PGE’s natural gas-fired generating plants at Port Westward, Oregon - one of which is designed to integrate more wind power into PGE’s generation mix.

This new storage service is intended to allow PGE to draw on natural gas resources from NW Natural’s facilities in Mist, Oregon to meet its fueling needs and rapidly respond to changing conditions in wind generation.

In order to provide this service, NW Natural will begin the permitting and land acquisition work required to advance the expansion project in the northern section of its existing underground storage facility at Mist.

The North Mist Expansion Project would include a new reservoir providing up to 2.5 billion cubic feet of available storage, an additional compressor station with design capacity of 120,000 dekatherms of gas per day, and a 13-mile pipeline to connect to PGE’s gas plants at Port Westward. The current estimated cost of the expansion is approximately $125 million with a potential in-service date in the 2018/2019 winter season, depending on the permitting process and construction schedule.

The expansion project is subject to NW Natural obtaining all required permits and certain property rights, and a notice to proceed from PGE. As of December 31, 2014, of the amounts authorized by PGE for the project, NW Natural had spent $3.3 million.

“We believe this is an important project to support our region’s move to more renewable power while also enhancing grid reliability,” said Gregg Kantor, NW Natural President and CEO. “We are pleased to be taking a step forward in the process to provide this unique, no- notice storage service to PGE to support their flexible generation facilities.”

NW Natural received approval from the Oregon Public Utilities Commission last fall for a new cost of service rate schedule that would be used to serve PGE.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 700,000 residential, commercial and industrial customers in Oregon and Southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. Additional information is available at nwnatural.com.

CONTACT INFORMATION
Media Contact:
Melissa Moore
(503) 818-9845
msm@nwnatural.com

Investor Contact:
Bob Hess
(503) 220-2388
rsh@nwnatural.com